March 21, 2025

Jason Berg
Chief Financial Officer
U-Haul Holding Company
5555 Kietzke Lane, Suite 100
Reno, Nevada 89511

       Re: U-Haul Holding Company
           Form 10-K for Fiscal Year Ended March 31, 2024
           File No. 001-11255
Dear Jason Berg:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services